UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bionano Genomics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BIONANO GENOMICS, INC.

9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

On December 19, 2024, Bionano Genomics, Inc., issued a letter to its stockholders related to Proposal 2 as described in the Definitive Proxy Statement (the “Proxy Statement”) for its Special Meeting of Stockholders to be held on January 15, 2025 at 10:00 a.m. Pacific Time. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on December 5, 2024. A copy of the letter is set forth below.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

December 19, 2024

Re: Stockholder Action Letter: Request for Vote!

Dear Fellow Stockholders:

I am writing to highlight the importance of the proposals described in our Definitive Proxy Statement, filed with the SEC on December 5, 2024 for a special meeting of stockholders to be held on January 15, 2025, and to ask that you support them. In particular, I am asking you to vote FOR proposal 2, the reverse stock split proposal.

While a reverse stock split is not something Bionano’s Board of Directors or management desire to undertake, we do believe it is necessary because:

•
A reverse stock split would support ongoing compliance with Nasdaq listing requirements. As a listed company on the Nasdaq Capital Market, one of the continued listing requirements for our common stock is a minimum bid price of at least $1.00 per share. Since our stock, which closed at $0.21 yesterday, has traded below $1.00 since the end of May 2024, we are at risk of having our stock delisted. A Nasdaq delisting would likely have a material adverse effect on the value of our company and the value of your stock. While we hope that market sentiment for our stock will be more favorable in the near term, there is no assurance that even a meaningful change would be sufficient to increase our stock price above $1.00 in the time required to maintain our Nasdaq listing. We therefore believe that a reverse split is our best option for maintaining a Nasdaq listing.

•
A reverse stock split would result in potential improvement in the marketability of our common stock. We believe that our current stock price impacts our ability to prudently raise capital, attract and retain talent, and provide us with the flexibility to structure our finances and related transactions. We believe that effecting a reverse stock split may provide a more attractive stock price at which investors would be willing to contribute new capital necessary for the Company to continue operations.

Our reverse stock split proposal is a request to support the Company in a way that we believe is essential to achieving our long-term goals.

Bionano’s business has been progressing and still requires ongoing investment.

Bionano is focused on transforming traditional cytogenetic workflows into a modern, molecular workflow based on optical genome mapping (OGM). Over the last 18 months, Bionano has made some significant changes to preserve cash, reduce expenses, improve margins, and re-focus our efforts on value-generating customer relationships. Our sales approach has shifted from a capital- and labor-intensive effort to expand our user base and customer acquisition, to now focusing on increasing utilization of our OGM products with existing customers with deeper penetration. This shift requires significantly less capital, less labor, and we believe will enable us to meaningfully reduce Bionano’s future cash needs and extend our current cash runway.

We continue to believe in the power of OGM to transform the way the world sees the genome and see many positive indications that we are making progress, including:

•	Receipt of a category 1 CPT code approval for OGM use in hematological malignancy analysis by the American Medical Association (AMA) in May 2024.

•
Publication of the first multi-site study to analyze the utility of OGM in multiple myeloma in a study conducted by researchers at University of Texas MD Anderson Cancer Center and The Johns Hopkins Hospital.

•
An installed base of OGM systems that totaled 368 at the end of the third quarter of 2024, which represented a 22% increase over the 301 installed systems reported at the end of the third quarter of 2023.

•	7,835 nanochannel array flowcells sold during the third quarter of 2024, which represented a 27% increase over the 6,176 flowcells sold during the third quarter of 2023.

While we have made some extraordinary progress, there is still work to do that will require continued investment. We believe that the reverse stock split will increase our ability to raise capital to continue this important work.

A vote FOR Proposal 2 would enable management to invest prudently in the business and to continue driving progress.

We believe it is imperative for stockholders to authorize Bionano’s Board of Directors to effect a reverse stock split, as outlined in Proposal 2, to continue and potentially accelerate the momentum of OGM.

Please support management by voting FOR all proxy proposals. Most importantly, please support management by voting FOR Proposal 2.

Sincerely,

Erik Holmlin, PhD
President and CEO
Bionano Genomics, Inc.

Forward-Looking Statements

This letter contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “continue,” “may,” “will,” “would,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the anticipated benefits of the reverse stock split, including on the marketability and liquidity of our common stock, our ability raise additional capital and to execute on our long-term strategy, and our compliance with Nasdaq listing requirements; the shift in our sales approach from capital- and labor-intensive effort to expand our user base and customer acquisition, to focus on increasing utilization of our OGM products with existing customers with deeper penetration; our expectation of a reduction future operating expenses; and efforts to extend our cash runway. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the timing and amount of revenue we are able to recognize in a given fiscal period; the impact of adverse geopolitical and macroeconomic events, such as recent and potential future bank failures and the ongoing conflicts between Ukraine and Russia and in the Middle East, on our business and the global economy; general market conditions, including inflation and supply chain disruptions; challenges inherent in developing, manufacturing and commercializing our products; our ability to further deploy new products and applications and expand the market for our technology platforms; our expectations and beliefs regarding future growth of the business and the markets in which we operate; changes in our strategic and commercial plans; our ability to continue as a “going concern” which requires us to manage costs and obtain significant additional financing to fund our strategic plans and commercialization efforts; our ability to cure any deficiencies in compliance with Nasdaq Listing Rules that could adversely affect our ability to raise capital and our financial condition and business; our ability to consummate any strategic alternatives; the risk that if we fail to obtain additional financing we may seek relief under applicable insolvency laws; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; study results that differ or contradict the results mentioned in this press release; our ability to obtain stockholder approval for the exercise of the Series C and Series D warrants; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2023 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise, except as required by law.